FOR RELEASE AT 6 AM PACIFIC

Stockgroup Closes Acquisition of Wireless Financial Data Business

(NEW YORK) February 6, 2007 – Stockgroup Information Systems Inc. (OTCBB: SWEB, TSX-V: SWB), a financial media company, today announced that it has closed the acquisition of the Mobile Finance Division of TeleCommunication Systems, Inc., an Annapolis, Maryland based provider of wireless data solutions.

“We are pleased to have completed this transaction and welcome our esteemed new customers, employees and partners,” said Marcus New, President and CEO of Stockgroup.

The terms of the acquisition and benefits to our shareholders were detailed in a previous press release distributed January 25, 2007. Further information regarding the acquisition can be obtained by visiting www.stockgroup.com

About Stockgroup Information Systems Inc.

StockgroupTM is a financial media company focused on user-generated content and collaborative technologies. The StockgroupTM platform for web-based portfolio management and financial content is licensed to top North American brokerage firms and media companies. The Stockgroup TM platform is also extended through StockHouse.com, a leading online financial portal owned and operated by Stockgroup. StockHouse.com is home to BullBoardsTM message board – Canada’s largest community of active investors. Recognized for its engaged audience, StockHouse.com provides a sought-after demographic for advertisers.

To find out more about Stockgroup (OTCBB: SWEB, TSX-V: SWB), visit our website at www.stockgroup.com, or contact:

Steve Gear
Director of Capital Markets
Stockgroup Information Systems Inc.
Ph: 1.800.650.1211

This release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward looking statements." Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this action may be identified through the use of words such as “expects”, “anticipates,” “estimates,” “believes,” or statements indicating certain actions “may,” “could,” or “might” occur. Forward-looking statements in this press release include those concerning Stockgroup’s belief that the TeleCommunication Systems Inc. acquisition is expected to save Stockgroup significant development costs and go-to-market time, that the acquisition may provide strategic value to Stockgroup and that Stockgroup expects to generate approximately $6 million in revenue. This release should be read in conjunction with the audited consolidated financial statements and the accompanying notes thereto, and other parts of Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Report on Form 10-KSB filed on www.sec.gov for the year ended December 31, 2005, and other recent periodic reports which are on file with the SEC and available at the SEC website at www.sec.gov. Stockgroup is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

The TSX Venture Exchange and the OTCBB have not reviewed and does not accept responsibility for the adequacy or accuracy of this press release.